Exhibit 99.1

CIBER, Inc.

6363 S. Fiddler’s Green Circle, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contact:	Doug Eisenbrandt
Director/Investor Relations
303-220-0100
deisenbrandt@ciber.com

CIBER REPORTS SECOND QUARTER AND FIRST HALF 2009

GREENWOOD VILLAGE, Colorado — July 28, 2009 — Today CIBER, Inc. (NYSE: CBR), reported its results for the second quarter and first half of 2009, ended June 30th.

Management Comments:

“Given economic headwinds and broad-based IT project delays, we were pleased to post another profitable, positive cash flow quarter, albeit not as robust as we anticipated ninety days ago,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.  “The second quarter represented very tough year-over-year comparisons, given the very weak U.S. dollar a year ago, the successful completion of a large project in 2008, and the global credit malaise that began last summer.  We are encouraged that recent wins and project starts in the third quarter, combined with our vastly improved U.S. SAP Practice performance, will again demonstrate the quality of our employees and real value of our business model.”

Second Quarter and First Half of 2009

•                  Revenue of $260.6 million for 2Q09 compares to $317.6 million for 2Q08.  This 18% decrease was 11% organic and 8% due to a stronger U.S. dollar than the year ago period, offset by 1% acquired growth.  First half 2009 revenue of $519.1 million compares to $612.0 million for the first half of 2008.  Of the 15% half year decrease, 8% was organic, again reflecting global economic conditions and currency values.

•                  Operating income for 2Q09 of $7.5 million compares to $17.4 million in the year earlier quarter.  For the first half of 2009, operating income of $14.5 million compares to $32.3 million for the like 2008 period.

•                  Net income of $4.7 million for 2Q09 compares to $8.2 million for 2Q08.  First half comparisons were $8.9 million versus $14.1 million, respectively.

•                  GAAP EPS of $0.07 per share for 2Q09 compares to $0.14 per share a year ago; first half comparisons are $0.13 per share versus $0.23 per share a year ago.  Both 2009 periods include greater share counts from our 1Q09 offering.

•                  EBITDA of $25.5 million for the first half of 2009, compares to $43.4 million for 2008’s first half.  Of these, $13.0 million and $23.1 million were for the respective second quarters of each year.  (See appended table.)

2Q09 Operational Highlights

Custom Solutions & IT Outsourcing Divisions (Including Indian Operations)

These Divisions have held up well in billable headcounts, but a shift in client requests led to assignments with lower bill rates and gross margins.  Work on value-added, Practice-led work is proving effective with new business, while staffing work has been greatly curtailed by clients.

•                  Our ITO Division improved their cost structure in 2Q09, and has two meaningful new wins for the third quarter and a robust pipeline.

•                  CIBER India is successfully delivering all of their offshore engagements and the Iteamic acquisition has been fully integrated.

•                  Commercial clients vary from those with stronger balance sheets doing new work to those in industries more severely hit by global economies doing less.

•                  State & Local clients remain concerned about tax receipts and tend to be holding off on letting material new work.

U.S. ERP Division

•                  The greatly improved results for our SAP Practice show up in second quarter Divisional results, and will be more evident year-over-year when the September 2009 quarter is reported.

•                  Our Oracle Practice continues to maintain headcount and its utilization ratios are very good, with the public sector projects leading the way.

•                  Our Lawson Practice successfully completed several projects recently, including the statewide New Hampshire rollout, and is developing a good pipeline for future quarters.

Federal Government Division

•                  New wins of multiple award ID/IQ contracts bode well for forthcoming quarters, albeit Federal agency takedowns of task orders continued to be slow in 2Q09.

•                  A win at Ft. Polk, LA started approximately 40 new consultants in June.

European Division

•                  A wild card with international operations is always foreign exchange.  The U.S. dollar was its comparative weakest in 2Q08, making for tough year-over-year comparisons in 2009.  A continuation of recent exchange values would help our second half numbers become more comparable to a year ago, especially the fourth quarter of 2009.

•                  Revenue of $85.3 million for the quarter and $168.6 million for 1H09 compares to $116.0 million and $215.7 million for the respective 2008 periods.  Approximately 95% of the first half decrease is FX related.  (See Organic Revenue Changes Table appended.)

•                  A new $15.0 million plus, multi-year win at quarter’s end combines our Nordic and ITO operations in Europe and the U.S., highlighting the strength and purpose of our business model.

Eastern Asia & Pacific Operations

•                  Australia and New Zealand operations have improved each month since February, overcoming global financial noises.

•                  Chinese operations improved greatly in 2Q09 on higher revenue.

Balance Sheet Highlights (June 30, 2009)

•                  Cash was $34.5 million and long-term debt was $112.1 million.  Debt has been reduced by an impressive $53.6 million since the end of 2008.

•                  DSOs for services were 66 days at quarter’s end.  Noteworthy, over $4 million was collected from the City of New Orleans for Hurricane Katrina work since the June 30th reporting period.

•                  On the financing front, the Company met the planned tighter covenants in its bank credit facility, but continues to explore more intermediate term solutions.

Pipeline and Wins Data

The Company’s pipeline (U.S. only) was at $2.3 billion at June 30, 2009; this is a $0.4 billion reduction from March and reflects a culling of delayed opportunities.  YTD wins (all operations) were $527.0 million, maintaining a 1:1 book-to-bill ratio.

Outlook

While economic conditions remain less predictable than usual, the Company currently believes that revenue for its third quarter will be $260-265 million and GAAP EPS will be $0.07-0.09 per share.  For the year, the Company is adjusting its revenue expectation for 2009 fiscal revenue to $1.050-1.075 billion, and that GAAP EPS will be $0.30-0.33 per share.

Conference Call and Webcast

A webcast to discuss the Company’s financial results and outlook will be held at 11:00 a.m. ET on Tuesday, July 28, 2009 and may be heard live by visiting the Investor Relations portion of the Company website at www.ciber.com/cbr/.  To participate in the call, dial 877.941.7133 within the United States, and 480.629.9031 internationally, using the conference ID number 4119513.  A replay of the conference call will be available for 30 days by dialing 800.406.7325 within the United States, and 303.590.3030 internationally, using the ID number 4119513.  The replay will also be available on CIBER’s website.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy and outsourcing company with superior value-priced services and reliable delivery for both private and government sector clients. CIBER’s services are offered globally on a project- or strategic-staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., CIBER now serves client businesses from over 40 U.S. offices, 25 European offices and seven offices in Asia/Pacific. Operating in 18 countries, with more than 8,500 employees and annual revenue over $1.1 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, the Reliable Global IT Services Partner.  www.ciber.com.

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2009.

CIBER, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except per share data	2008	2009	2008	2009
Consulting services	$300,317	$250,095	$581,480	$498,057
Other revenue	17,262	10,509	30,563	21,022
Total revenue	317,579	260,604	612,043	519,079

Cost of consulting services	218,176	187,820	423,296	375,093
Cost of other revenue	12,301	6,855	20,680	13,175
Selling, general and administrative expenses	68,045	57,004	132,536	113,462
Amortization of intangible assets	1,648	1,457	3,219	2,865
Operating income	17,409	7,468	32,312	14,484
Other expense, net	3,869	553	8,733	856
Income before income taxes	13,540	6,915	23,579	13,628
Income tax expense	5,084	2,206	8,840	4,622
Consolidated net income	8,456	4,709	14,739	9,006
Net income noncontrolling interests	271	53	627	85
Net income attributable to CIBER, Inc.	$8,185	$4,656	$14,112	$8,921

Earnings per share — diluted	$0.14	$0.07	$0.23	$0.13

Weighted average shares — diluted	60,344	69,733	60,334	66,456

For the three months ended June 30, 2008 and 2009, respectively, earnings per share — basic were $0.14 and $0.07 and weighted average shares — basic were 60,000 and 69,638.

For the six months ended June 30, 2008 and 2009, respectively, earnings per share — basic were $0.23 and $0.13 and weighted average shares — basic were 60,132 and 66,395.

CIBER, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

In thousands	December 31, 2008	June 30, 2009

Assets
Current assets:
Cash and cash equivalents	$48,849	$34,549
Accounts receivable, net	235,066	226,667
Prepaid expenses and other current assets	20,633	21,181
Deferred income taxes	4,883	7,384
Total current assets	309,431	289,781

Property and equipment, net	27,372	26,100
Intangible assets, net	449,813	457,010
Other assets	10,904	10,646
Total assets	$797,520	$783,537

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$35,373	$29,707
Accrued compensation and related liabilities	62,437	52,648
Other accrued expenses and liabilities	44,514	48,692
Income taxes payable	1,874	9,865
Total current liabilities	144,198	140,912

Long-term bank debt	165,710	112,093
Deferred income taxes	34,288	36,019
Total liabilities	344,196	289,024

Total shareholders’ equity	453,324	494,513
Total liabilities and shareholders’ equity	$797,520	$783,537

CIBER, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
In thousands	2008	2009

Operating activities:
Net income	$14,739	$9,006
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,260	6,025
Amortization of intangible assets	3,219	2,865
Other, net	16,730	7,185
Net cash provided by operating activities	40,948	25,081

Investing activities:
Acquisitions, net of cash acquired	(7,267)	(4,258)
Purchases of property and equipment, net	(8,135)	(4,160)
Other	233	—
Net cash used in investing activities	(15,169)	(8,418)

Financing activities:
Employee stock purchases and options exercised	1,131	1,147
Purchases of treasury stock	(5,809)	(2,676)
Borrowings (payments) on long-term bank debt, net	53,124	(54,256)
Retirement of debentures	(68,779)	—
Sales of common stock	—	23,220
Other, net	(150)	(222)
Net cash used in financing activities	(20,483)	(32,787)

Effect of foreign exchange rate changes on cash	1,708	1,824
Net increase (decrease) in cash and cash equivalents	7,004	(14,300)
Cash and cash equivalents, beginning of period	31,717	48,849
Cash and cash equivalents, end of period	$38,721	$34,549

Selected Financial Information

Unaudited Reconciliation of Non-GAAP and Segment Financial Measures

I.                  Reconciliation of Revenue Growth Components ($ in millions)

Three Months Ended

Divisions	June 30, 2008	Organic	Acquired	Foreign Exchange	Total	June 30, 2009

Custom Sols/ITO	$136.8	-18.2%	0.9%	—%	-17.3%	$113.1

US ERP	31.5	2.5	—	—	2.5	32.3

Federal	33.3	-10.2	—	—	-10.2	29.9

Europe	116.0	-5.5	0.1	-21.1	-26.5	85.3

	$317.6	-10.6%	0.4%	-7.7%	17.9%	$260.6

Six Months Ended

Divisions	June 30, 2008	Organic	Acquired	Foreign Exchange	Total	June 30, 2009

Custom Sols/ITO	$268.0	-15.0%	0.9%	—%	-14.1%	$230.1

US ERP	63.0	-2.1	—	—	-2.1	61.7

Federal	65.3	-10.1	—	—	-10.1	58.7

Europe	215.7	-1.3	0.3	-20.8	-21.8	168.6

	$612.0	-8.4%	0.5%	-7.3%	-15.2%	$519.1

II.                                     EBITDA Reconciliation to Net Income ($ in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2009	June 30, 2008	June 30, 2009

Net Income Attributable to CIBER	$8,185	$4,656	$14,112	$8,921
Net Income Noncontrolling Interest	271	53	627	85
Consolidated Net Income	8,456	4,709	14,739	9,006
Income Tax	5,084	2,206	8,840	4,622
Pre-Tax Income	13,540	6,915	23,579	13,628
Other Expense, net	3,869	553	8,733	856
Operating Income	17,409	7,468	32,312	14,484
Share Based Comp.	791	1,093	1,560	2,169
Amortization	1,648	1,457	3,219	2,865
Depreciation	3,205	3,000	6,260	6,025
EBITDA	$23,053	$13,018	$43,351	$25,543

III.                                 Segment Operating Results Analysis

Operating Results Analysis

($ in millions)

	Three Months Ended				Six Months Ended
Revenue	June 30, 2008		June 30, 2009		June 30, 2008		June 30, 2009
	$	%	$	%	$	%	$	%
Custom Solutions (1)
Commercial/ITO	$100.7	32	$90.7	34	$201.2	33	$183.2	35
State & Local	36.1	11	22.4	9	66.8	11	46.9	9
Sub	136.8	43	113.1	43	268.0	44	230.1	44
US ERP (2)
Commercial	14.0	4	12.3	5	28.1	4	25.3	5
State & Local	17.5	6	20.0	7	34.9	6	36.4	7
Sub	31.5	10	32.3	12	63.0	10	61.7	12

Federal	33.3	10	29.9	12	65.3	11	58.7	11

Europe (3)	116.0	37	85.3	33	215.7	35	168.6	33
Total	$317.6	100%	$260.6	100%	$612.0	100%	$519.1	100%

	Three Months Ended				Six Months Ended
EBITA	June 30, 2008		June 30, 2009		June 30, 2008		June 30, 2009
	$	%	$	%	$	%	$	%
Custom Solutions (1)
Commercial/ITO	—		—		—		—
State & Local	—		—		—		—
Sub	$13.5	10	$7.5	7	$26.7	10	$15.7	7
US ERP (2)
Commercial	—		—		—		—
State & Local	—		—		—		—
Sub	0.2	1	2.7	8	1.8	3	3.6	6

Federal	3.0	9	1.5	5	4.4	7	3.3	6

Europe (3)	9.9	9	4.3	5	16.4	8	8.4	5

Corporate	(7.6)	(2)	(7.1)	(3)	(13.8)	(2)	(13.6)	(3)
EBITA	19.0	6	8.9	3	35.5	6	17.4	3
Amortization	(1.6)	(1)	(1.4)	(—)	(3.2)	(1)	2.9	(—)
Operating Income	$17.4	5%	$7.5	3%	$32.3	5%	$14.5	3%

Note:  India operations are in Custom Solutions and Asia Pacific operations are in Europe; Custom Solutions also includes domestic eliminations.

(1)  These Divisions have been combined and prior revenue partially reclassified, accordingly, margins cannot be accurately separated.

(2)  This activity has always been operated together; highlighting State & Local revenue will assist the overall view of CIBER’s public sector emphasis.

(3)  Public sector business also exists in the European Division, both national and local; it is approximately 5% of these revenues.

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